CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 14th day of December, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the exclusive authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Three Million Eight Hundred Thousand U.S. Dollars ($3,800,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Owner receives the sale proceeds due to Owner in full and cleared funds, which Seller shall promptly confirm to Agent in writing (an email shall suffice). The full Purchase Price shall be paid no later than ninety (90) days from the Effective Date (the "***Payment Due Date***"). Agent understands that time is of the essence in this Purchase Agreement and that if payment is not made by the Payment Due Date, Seller, as directed by Owner, may terminate this Purchase Agreement in its sole discretion. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date in accordance with Section 9 below. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes, VAT, and customs duties, tariffs, and fees due in connection with Buyer's purchase and receipt of the Work.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (except as otherwise indicated below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. Seller, on behalf of Owner, represents that between the Effective Date and the Closing Date, the condition of the Work will remain as described in the condition report attached hereto as Exhibit A (the "***Condition Report***").

3.1.7. To the best of Owner's knowledge, without duty to investigate prior to Owner's ownership of the Work, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been acquired or used by Owner and the sale proceeds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable, documented costs, fees and expenses, suffered or incurred by, or asserted against Agent or Buyer arising by reason of, or in connection with, the material uncured breach by Seller or Owner of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement. Agent, on behalf of itself and Buyer, does hereby agree to indemnify, defend and hold Seller and Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller or Owner as well as all reasonable attorney or other professional fees and other reasonable, documented costs, fees and expenses, suffered or incurred by, or asserted against Seller or Owner arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement. Notwithstanding anything to the contrary in this Section 3.2, Owner shall not be responsible for any amounts under this Section 3.2 that are duplicative as between Agent and Buyer in their capacity as related parties.

3.3. To induce Agent to enter into this Purchase Agreement, and acknowledging that Buyer is relying on each and all of the following representations and warranties, Seller, solely on behalf of itself, represents and warrants to Buyer that the sale proceeds due to Seller will not be used by Seller to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.4. Seller, solely on behalf of itself, does hereby agree to indemnify, defend and hold Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Buyer arising by reason of, or in connection with, the material uncured breach by Seller of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.5. Other than as specifically represented and warranted under this Purchase Agreement, Agent, on behalf of Buyer, is purchasing the Work "**AS IS**," without any representations and warranties, express or implied, including without limitation, representations or warranties as to value, condition, quality, rarity, importance, provenance, exhibitions, literature or historical relevance.

3.6. Agent, on behalf of itself and Buyer, represents and warrants to Seller and Owner that the Purchase Price funds have not been used and the Work will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Agent, on behalf of itself and Buyer, does hereby agree to indemnify, defend and hold Seller and Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller or Owner as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Seller or Owner arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Agent contained in this Purchase Agreement.

3.7. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer but shall not be assignable by Buyer to any subsequent owner or others who may acquire any interest in the Work. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer, excluding condition, which shall be handled in accordance with Section 5.2 below. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

4. CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall notify Agent in writing prior to any relocation of the Work except to Seller's account at [***].

4.2. Seller agrees to ensure that an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE.

5.1. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy, subject to standard exclusions, for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Subject to 5.2 below, risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery, and Buyer's warehouse agent's receipt, of the Work at the Delivery Location. On the Closing Date, following Seller's receipt of the sale proceeds in full and cleared funds, Seller shall provide Agent with a certificate of insurance for the Work naming Buyer as additional insured and loss payee in the amount of the Purchase Price.

5.2. Notwithstanding anything to the contrary in this Purchase Agreement, in the event of any loss or damage to the Work on or following the Closing Date, Agent agrees that Agent's and Buyer's sole remedy, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined in accordance with Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller, Owner and Seller's and Owner's principals, shareholders, officers, managers, members, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

6. TITLE. On the Closing Date, subject only to Agent's or Buyer's payment of the Purchase Price in good and cleared funds, Seller, on behalf of Owner, shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller,

if any. Seller shall be solely responsible for remitting any and all applicable sale proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days after the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging crating, packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until risk of loss transfers to Buyer in accordance with Section 5. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from the Storage Location to the Delivery Location pursuant to this Purchase Agreement, provided that Agent will be notified of all storage, shipping and packing costs prior to incurrence.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Neither Seller nor Owner shall be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Neither Buyer nor Agent shall be responsible for and shall not pay any commissions or fees due any third-party acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement.

9. INSPECTION. On behalf of Agent, Modern Art Conservation, inspected the Work on November 16th, 2022 and the condition of the Work at such inspection is as described in the Condition Report. Buyer shall be entitled to inspect the Work at UOVO LIC within five (5) days prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work at Agent's or Buyer's expense to confirm the condition of the Work substantially matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE.

10.1. Prior to the Closing Date, in the event of: (i) a material breach of this Purchase Agreement by Seller that cannot be reasonably cured within ten (10) business days of Agent or Buyer's notice to Seller; (ii) the actual breach of the representations and warranties in Section 3.1.2 (authenticity) and Section 3.1.3 (ownership and title); or (iii) the falsity or material inaccuracy of any of Seller's other representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement (if any).

10.2. After the Closing Date, in the event of a material breach of any of the representations and warranties in this Purchase Agreement by Seller on behalf of Owner, within the applicable statute of limitations period: (x) Buyer shall have the right to cancel the sale of the Work, and Seller shall, within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement; and (y) upon receipt of the Purchase Price, Buyer will return the Work to Seller in the same condition in all material respects as of the delivery of the Work to Buyer, unless prevented by law from doing so. Notwithstanding anything herein to the contrary, after the Closing Date, Agent and Buyer shall not have the right to terminate this Purchase Agreement and cancel the purchase of the Work due to any change in the condition of the Work.

11. MISCELLANEOUS. Agent, on behalf of itself and Buyer, agrees that any description of Owner in any provenance for the Property shall read as "Private Collection." This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. The parties agree that Buyer and Owner

are third-party beneficiaries of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller and Agent may not assign this Purchase Agreement without the prior written consent of the other. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: HEAD OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK

Artist:	George Condo
Title:	*Green and Purple Composition*
Medium:	Acrylic, Charcoal & Pastel on linen
Size:	50.0 x 60.0 in. (127 x 152.4 cm.)
Date:	2010

PROVENANCE:

EXHIBITION HISTORY:

LITERATURE:

EXHIBIT B

CONDITION REPORT

EXHIBIT C

INVOICE

[***]

[***]

INVOICE

BILL TO
Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Port
225 Liberty Street, 29th Floor
New York, New York 10281
United States

INVOICE	[***]
DATE	12/14/2022
DUE DATE	03/14/2023

DATE	SERVICE	DESCRIPTION	AMOUNT
12/14/2022	Purchase of Work	George Condo Green and Purple Composition (2010) Acrylic, charcoal, & pastel on linen 50.0 x 60.0 in. (127 x 152.4 cm.)	3,800,000.00

Subject to the terms and conditions of the Purchase Agreement executed in connection with this transaction.

To complete payment via wire transfer, please see wire instructions below:

Citibank
ABA [***]
SWIFT/BIC [***]
Account # [***]
Account Name: [***]

Please call [***] to confirm instructions prior to execution.

Upon execution of wire transfer, please provide a reference number to [***]

Remitter shall be responsible for associated bank charges.

SUBTOTAL	3,800,000.00
TAX	0.00
TOTAL	3,800,000.00
BALANCE DUE	**USD 3,800,000.00**

For any payment query, please contact [***]

EXHIBIT D

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	George Condo	(the "Work")
Title:	*Green and Purple Composition*	
Medium:	Acrylic, Charcoal & Pastel on linen	
Size:	50.0 x 60.0 in. (127 x 152.4 cm.)	
Date:	2010	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $3,800,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Buyer's agent, Masterworks Gallery, LLC, dated December 14, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: